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------                                              --------------------------
FORM 4                                                     OMB APPROVAL
------                                              --------------------------
[ ] CHECK THIS BOX IF NO                            OMB Number:      3235-0287
    LONGER SUBJECT TO                               Expires:  January 31, 2005
    SECTION 16. FORM 4                              Estimated average burden
    OR FORM 5 OBLIGATIONS                           hours per response.... 0.5
    MAY CONTINUE. SEE                               --------------------------
    INSTRUCTION 1(b).



                                                U.S. SECURITIES AND EXCHANGE COMMISSION
                                                        WASHINGTON, DC 20549

                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* |2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person(s)
                                         |                                                 |   to Issuer (Check all applicable)
Daigle         Ralph             J.      |PetroQuest Energy, Inc. -- PQUE                  |       X   Director        10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)         (First)           (Middle)|3. I.R.S. Identification  | 4. Statement for     |       X   Officer (give title below)
                                         |   Number of              |    Month/Day/Year    |     -----
                                         |   Reporting Person,      |                      |           Other (specify below)
                                         |   if an entity           |                      |     -----
400 E. Kaliste Saloom Rd., Suite 6000    |   (voluntary)            | August 2002          |Executive Vice President
-----------------------------------------|                          |----------------------|--------------------------------------
               (Street)                  |                          | 5. If Amendment,     |7. Individual or Joint/Group Filing
                                         |                          |    Date of Original  |   (Check Applicable Line)
                                         |                          |    (Month/Day/Year)  | X  Form filed by One Reporting Person
Lafayette       Louisiana        70508   |                          |                      | --
-----------------------------------------|                          |                      |    Form filed by More than One
(City)          (State)          (Zip)   |                          |                      | -- Reporting Person
                                         |                          |                      |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of    |2. Transaction| 2A. Deemed       | 3. Transaction|4. Securities Acquired (A)| 5. Amount of    |6. Owner- |7. Nature
   Security    |   Date       |     Execution    |    Code       |   or Disposed of (D)     | Securities      | ship     | of
   (Instr. 3)  |              |     Date, if     |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially    | Form:    | Indirect
               |              |     any          |               |                          | Owned           | Direct   | Bene-
               |              |                  |---------------|--------------------------| Following       | (D) or   | ficial
               |              |                  |       |       |         |  (A)  |        | Reported        | Indirect | Owner-
               |  (Month/Day/ |     (Month/Day/  |       |       |         |  or   |        | Transactions(s) | (I)      | ship
               |   Year)      |     Year         |  Code |  V    | Amount  |  (D)  |  Price | (Instr. 3 and 4)|(Instr. 4)|(Instr. 4)
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
               |              |                  |       |       |         |       |        |                 |          |
Common Stock   |  8/2/02      |                  |  G(1) |  V    | 5,200   |   D   |        |                 |          |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
Common Stock   |  8/2/02      |                  |  G(1) |  V    | 5,200   |   D   |        |                 |          |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
Common Stock   |  8/2/02      |                  |  G(2) |  V    | 5,200   |   D   |        |   2,878,995     |    D     |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |By
Common Stock   |  8/2/02      |                  |  G(2) |  V    | 5,200   |   A   |        |      31,200     |    I     |Daughter
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
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1. The reporting person gifted these shares to two of his children.
2. The reporting person gifted these shares to his daughter who is a member of the reporting person's household.
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans-|3A. Deemed  |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |
   Security             |    sion or  |   action|    Execu-  |   action   |   Derivative     |    cisable and |   of Underlying    |
   (Instr. 3)           |    Exercise |   Date  |    tion    |   Code     |   Securities Ac- |    Expiration  |   Securities       |
                        |    Price of |  (Month/|    Date, if|  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |
                        |    Deriv-   |   Day/  |    any     |            |   Disposed of (D)|    (Month/Day/ |                    |
                        |    ative    |   Year) |    (Month/ |            |   (Instr. 3, 4   |    Year)       |                    |
                        |    Security |         |    Day/    |            |   and 5)         |                |                    |
                        |             |         |    Year)   |            |                  |-------------------------------------|
                        |             |         |            |            |                  |Date   |Expira- |        | Amount or |
                        |             |         |            |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |         |            |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------------------------------------------------------------------------------------------------------------------
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------------|----------------------------------------------------------------------------
8. Price    |9. Number of      |    10. Ownership Form  |         11. Nature of
   of       |   Derivative     |        of Derivative   |             Indirect
   Deriv-   |   Securities     |        Securities      |             Beneficial
   ative    |   Beneficially   |        Beneficially    |             Ownership
   Secur-   |   Owned Following|        Owned at End    |             (Instr. 4)
   ity      |   Reported       |        of Month        |
  (Instr. 5)|   Transaction(s) |        (Instr. 4)      |
            |   (Inst. 4)      |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
-----------------------------------------------------------------------------------------
Explanation of Responses:


                                                                                          /s/ Ralph J. Daigle               8/29/02
                                                                                          --------------------------------  --------
                                                                                          Signature of Reporting Person**     Date

    Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*   If the form is filed by more than one reporting person, see Instruction 4(b)(v).

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


    Note: File three copies of this form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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